Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

The Davey Tree Expert Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, par value $0.50 per share	Other(3)	2,000,000(2)	$22.80(3)	$45,600,000	$153.10 per $1,000,000	$6,981.36
Total Offering Amounts					$45,600,000		$6,981.36
Total Fee Offsets							N/A
Net Fee Due							$6,981.36

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) also covers (i) such additional number of common shares, par value $0.50 per share, of The Davey Tree Expert Company (“Common Shares”) issuable upon stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events or (ii) such reduced number of Common Shares in respect of any reverse stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events, in each case with respect to the Common Shares being registered pursuant to this Registration Statement. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)	Represents Common Shares to be offered pursuant to The Davey 401KSOP and ESOP (January 1, 2022 Restatement).

(3)	The price stated above is estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act and is based on the most recent appraisal of the fair market value of the Common Shares.